Exhibit 99.1
FOR IMMEDIATE RELEASE:
January 8, 2007

CONTACT:
Brett Maas/Jeff Stanlis Hayden Communications 646-536-7331 brett@haydenir.com	Rich Katz/Shane Sharp Buffalo Communications Rich Katz 703-761-1444 Shane Sharp 803-547-2118 rkatz@billycaspergolf.com
ProLink Holdings Corp. Announces $10.4 Million Financing
Provides Growth Capital and Reinforces ProLink’s Competitive Position as the Strongest Company
Financially in the Golf GPS Industry
(CHANDLER, Ariz.) — January 8, 2007 — ProLink Holdings Corp., (OTC BB: PLKH) the world’s largest provider of Global Positioning System golf course management systems and on-course advertising, today announced that it has closed a preferred stock and warrant offering generating $10.4 million in gross proceeds being applied to the working capital of the Company. The financing was completed with institutional investors including Ashford Capital, Lewis Asset Management and Straus Capital among others. Merriman Curhan Ford & Co. and Noble International Investments, Inc. acted as placement agents in this transaction.
Lawrence Bain, President and CEO of ProLink, commented, “In the last 90 days, ProLink has substantially strengthened its working capital position and overall financial condition. This financing represents the most significant step in that initiative. Today, ProLink is the strongest Company in the golf cart GPS industry from a competitive and financial perspective, with more than 65% market share. This transaction now solidifies our footprint as the permanent player in this exploding market segment. We plan on continuing to invest in our infrastructure to support our existing and future clients with reliable and dependable long term products and customer support. We have the industry’s only balance sheet with substantial and positive shareholder equity. ProLink has made great strides with its media strategy led by strong systems growth around the world and has assembled an unrivaled team to drive advertising revenue, and ultimately, shareholder value. We are confident in our ability to continue to invest in growing the Company’s installed system base, expand to new golf courses around the globe, and secure long-term advertising contracts with some of the most recognizable brands in the world.”
Terms of the offering include the issuance of 1,042 shares of preferred stock, with a conversion feature that is immediately and mandatory upon registration to 7,710,800 of shares of common stock at approximately $1.35 per share and warrants to purchase shares of the Company’s common stock at $1.40 per share. The Company anticipates filing a registration statement with the U.S. Securities and Exchange Commission in approximately 30 days. The preferred stock includes a 5% coupon until conversion.

“As the world’s leader in Golf GPS and with more than 17 million golfers utilizing ProLink’s GPS systems each year, ProLink is well-positioned to secure advertising contracts from leading organizations in the financial, travel and luxury good industries,” commented Austin Lewis, President of the Lewis Opportunity Fund. “Today’s busy lifestyle makes it increasingly difficult to reach affluent individuals, and ProLink’s installed base provides advertisers with an ideal solution for reaching this prime demographic. We are excited to partner with ProLink and become significant investors as the Company executes its aggressive growth strategies.”
About ProLink Holdings Corp.
Based in Chandler, Arizona, ProLink Holdings Corp.’s industry-leading technology and marketing richness has been installed on more 700 resort, private and public courses worldwide more than 525 of which are advertising-ready — more than triple the installations of all its competitors combined. World-famous course partners of ProLink include K Club of Ireland (home of the 2006 Ryder Cup), Valderrama Golf Club in Spain, Dai-Takarazuka in Osaka, Japan and Kapalua Resort in Maui, Hawaii.
The world’s largest golf-course management companies, including Pacific Golf Management, Kemper Sports, Evergreen Alliance Group and Billy Casper Golf feature ProLink. Via its international distributors, ProLink is being rapidly adopted throughout Europe, South Africa, the Middle East, Australia and Japan.
Safe Harbor
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about ProLink Holdings Corp. (ProLink). Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of ProLink’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements which are set forth in greater detail in the Company’s filings with the Securities and Exchange Commission from time to time. The information set forth herein should be read in light of such risks. ProLink does not assume any obligation to update the information contained in this press release.
For more information about ProLink, visit www.goprolink.com, call 480.753.2337 or email info@goprolink.com.